EXHIBIT 99


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[LOGO OF HERSHEY FOODS APPEARS HERE]            HERSHEY FOODS NEWS
            Corporate Communications       Hershey Foods Corporation
                                           100  Crystal A Drive -
                                           Hershey,  PA     17033
                                           E-mail: pr@hersheys.com
                                           http://www.hersheys.com

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FOR IMMEDIATE RELEASE                       CONTACT:
September 13, 1999                          John C. Long
                                            717-534-7631

                                            FINANCIAL CONTACT:
                                            James A. Edris
                                            717-534-7556


               HERSHEY FOODS RESULTS EXPECTED TO MISS EXPECTATIONS

HERSHEY, PA.--Hershey Foods Corporation announced today that it expects to miss earnings per share expectations for the third quarter and fiscal year 1999, primarily as a result of problems encountered in the July startup of new business systems, in the areas of customer service, warehousing and order fulfillment. Earnings per share for the year could fall 8% to 10% below our previous expectations of $2.40 per share, with the bulk of the shortfall occurring in the third quarter.

Kenneth L. Wolfe, Chairman and Chief Executive Officer said, "We are going through a very challenging period in providing the order fulfillment and customer service levels which customers have come to expect from Hershey. While order patterns have remained strong, we have been unable to fill them completely, in a timely fashion. We have put in place an action plan to resolve our order backlog and get us back on schedule. With the present demand for Back-To-School/Halloween and the upcoming Christmas season, however, we believe it will be mid-to late October before we are fully back on schedule. Our customers are being notified of this plan and, we believe with their cooperation, we can meet this challenge."
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